Exhibit 4(s)

THIS AGREEMENT is dated

and is made BETWEEN:

(1)	SEACOAST PROFITS LIMITED, a B.V.I. company, of 1408 World-Wide House, 19 Des Voeux Road Central, Hong Kong, Fax no. +852-2845-3785 (“the Vendor”); and

(2)
J & R HOLDING LIMITED, a Bermuda company of Rm. 1901, 19th Floor, TWTC International Trade Building, No. 333, Keelung Road, Section One, Taipei, Taiwan, R.O.C. Fax No +886-2-2757-6121 (“the Purchaser”).

NOW IT IS HEREBY AGREED as follows:-

1.01         In this Agreement and the Schedule hereto, unless the context otherwise requires:-

“the Company” means Top Master Enterprises Limited, a company incorporated under the laws of the British Virgin Islands;

“Completion” means the performance by the parties of the several obligations contained in Clause 3;

“GAPT Cayman” means Global Advanced Packaging Technology Ltd., a Cayman Islands company;

“GAPT Shanghai” means Global Advanced Packaging Technology Limited, a People’s Republic of China company;

“the Sale Shares” means the all of the issued and fully paid shares in the capital of the Company which are beneficially owned by and registered in the name of the Vendor;

“the Subsidiaries” means either or both of GAPT Cayman and Gapt Shanghai;

“the Subsidiary Shares” means all of the issued and fully paid shares in the capital of GAPT Cayman and GAPT Shanghai;

“Taxation” shall mean all forms of taxation and whether of B.V.I., Cayman Islands or elsewhere.

SALE AND PURCHASE

2.01         The Vendor, as beneficial owner, shall sell the Sale Shares to the Purchaser free from any claims, charges, liens, encumbrances, equities and third party rights and with all rights now or hereafter attached or attaching thereto including all rights to dividends and distributions declared, paid or made in respect of the Sale Shares after Completion and the Purchaser relying on the representations, warranties, undertakings and indemnities of or by the Vendor herein contained shall purchase the Sale Shares with effect from Completion.

2.02         The consideration for the sale of the Sale Shares hereunder is the sum of Sixty Million US dollars (US$ 60,000,000).

COMPLETION

3.01         Completion will take place as soon as practicable when the following business will be transacted:-

(a)	The Vendor will deliver to the Purchaser (save insofar as any such items are passed to the Purchaser by constructive delivery):-

(1)
one or more instruments of transfer in respect of the Sale Shares duly executed by the Vendor in favour of the Purchaser and/or its nominees all in accordance with the Articles of Association of the Company and the relevant applicable laws in B.V.I.;

(2)	share certificates for all the Sale Shares and the Subsidiary Shares;

(3)	the Certificate of Incorporation, the statutory, share certificate and minute books and the Common Seal and chops of the Company and the Subsidiaries;

(4)	all other books, documents and records of the Company and the Subsidiaries;

(5)	Minutes or resolutions of the Board of the Company approving with effect on Completion:

(aa)
the transfer of the Sale Shares to the Purchaser and/or its nominees and, subject to submission to the Company of the instrument of transfer, registration thereof in Company’s Register of Members and the issue under seal of the relevant share certificates in the name of the Purchaser and/or its nominees;

(bb)	the appointment as additional Directors of the Company of such persons as the Purchaser may require;

(6)	such other documents as may be required to give to the Purchaser good title to the Sale Shares and to enable the Purchaser or its nominees to become the registered holders thereof

(b)
The Purchaser will deliver to the Vendor a banker’s draft or cashier’s order for the sum of US$60,000,000 drawn in favour of the Vendor as payment of the consideration referred to in Clause 2.02 or shall make such other arrangements for payment of the said amount to the Vendor as the Vendor shall prescribe.

UNDERTAKINGS PENDING COMPLETION

4.01       The Vendor hereby undertakes with the Purchaser to procure that, pending Completion, except as approved in writing by the Purchaser, each of the Company and the Subsidiaries will:-

(a)	operate its business only in the usual, regular and ordinary manner consistent with present practice, enter into no unusual or onerous obligations, and use its best efforts to:-

(1)	preserve its present business organisation intact;
(2)	keep available the services of its present officers and employees; and
(3)	preserve its present relationships with persons having business dealings with it;

(a)
maintain all of its properties and assets in customary repair, order and condition, fair wear and tear excepted, and maintain insurance upon all of its properties and with respect to the conduct of its business in such amounts and of such kinds comparable to that in effect on the date hereof;

(b)	maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years; and

(c)	comply with all laws and regulations applicable to it and to the conduct of its business and perform all its obligations with diligence.

4.02        The Vendor hereby further undertakes with the Purchaser to procure that, pending Completion, each of the Company and the Subsidiaries will not (save as contemplated by this Agreement or the Purchaser may agree in writing):-

(a)	amend its Memorandum or Articles of Association or issue or agree to issue any share or loan capital or grant or agree to grant any option over or right to acquire any share or loan capital;

(b)
other than for full value on arm’s-length terms in the ordinary course of business, enter into any transaction, agreement or contract whatsoever, trade or carry on business in any manner whatsoever, acquire or dispose of any interest in any asset whatsoever or create or undertake any capital commitment or actual or contingent liability whatsoever;

(c)	create or permit to arise any lien, charge, encumbrance, pledge, mortgage or other third party right or interest on or in respect of any of its undertaking, property or assets;

(d)	issue any guarantee, indemnity or other contract of suretyship;

(e)	increase the compensation payable to any director, former director or senior employee;

(f)	declare, pay or make any dividends or other distributions;

(g)	appoint any directors, secretaries or (pursuant to any power of attorney or similar authority) attornies;

(h)	amend, or do or permit any act or omission which will cause a material breach of, any material contract or commitment of the Company or the Subsidiaries, as the case may be;

(i)	incur any commitment for capital expenditure.

4.03        Without prejudice to the foregoing provisions of this Clause 4, the Vendor will procure that (except only to such extent as may be necessary to give effect to this Agreement) neither the Vendor nor the Company nor the Subsidiaries will do or permit or procure any act or omission before Completion which would constitute a breach as at Completion of any of the representations, warranties and undertakings on the part of the Vendor herein contained or which would make any of such representations or warranties inaccurate or misleading.

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.01        The Vendor represents and warrants to and undertakes with Purchaser that each of the following matters are, as at the date hereof, and will, as at Completion, be true and correct in all respects:-

(1)	the Company is a private company limited by shares incorporated under the laws of the British Virgin Islands;

(2)	the sole director of the Company is Philip Richard Nicholls;

(3)	GAPT Cayman is a private company limited by shares incorporated under the laws of the Cayman Islands and is a wholly-owned subsidiary of the Company;

(4)	GAPT Shanghai is a limited liability company established under the laws of the People’s Republic of China and is a wholly-owned subsidiary of GAPT Cayman;

(5)	the Sale Shares are beneficially owned by the Vendor free from any claims, charges, liens, encumbrances, equities or third party rights;

(6)	the Sale Shares are registered in the name of the Vendor;

(7)	the Sale Shares represent 100% of the issued share capital of the Company;

(8)	the Vendor will at Completion have the unrestricted right (save for any right of pre-emption contained in the Company’s Articles of Association or elsewhere) to transfer the Sale Shares;

(9)	there is not now nor will there be any option over or right to acquire any of the Sale Shares;

(10)	the foregoing warranties (5) to (9) inclusive are hereby repeated mutatis mutandis in relation to the Subsidiary Shares as regards their ownership by the Company and GAPT Cayman respectively.

5.02          The Vendor further represents and warrants to and undertakes with the Purchaser in relation to the Company and the Subsidiaries in the terms of the Schedule hereto.

5.03          The Vendor represents and warrants to and undertakes with the Purchaser (for itself and for the benefit of its successors in title and assigns and as trustee for such successors in title and assigns) that each of the representations and warranties contained in this Agreement (including, without limitation, those in the Schedule hereto) shall remain true and accurate up to and as at Completion as if repeated at such lime with reference to all facts and circumstances then applicable.

5.04          The Vendor acknowledges that the Purchaser is relying upon the representations, warranties and undertakings made or given by the Vendor contained in this Agreement in entering into this Agreement and agreeing to purchase the Sale Shares and that the Purchaser may treat such representation, warranties and undertakings as conditions of this Agreement.

GENERAL

6.01         All provisions of this Agreement will so far as they are capable of being performed or observed continue in full force and effect notwithstanding Completion except in respect of those matters then already performed.

6.02          This Agreement will be binding on and will enure for the benefit of each party’s successors and assigns and personal representatives (as the case may be), but no assignment may be made of any of the rights or obligations hereunder of either party without the prior written consent of the other party.

6.03          Any liability of the Vendor to the Purchaser hereunder may in whole or in part be released, compounded or compromised or time or indulgence given by the Purchaser in its absolute discretion as regards the Vendor without in any way prejudicing or affecting any of its other rights, powers or remedies against the Vendor. Notwithstanding the foregoing, the representations, warranties and undertakings on the part of the Vendor herein contained shall not be deemed waived or otherwise affected by arty investigation made by the Purchaser.

6.04          Any notice required to be given under this Agreement shall be deemed duly served if left at or sent by registered post or by telefax to the respective party at the address given above or such telefax number or other address as may have been last notified in writing by or on behalf of such party to the other party hereto. Any such notice shall be deemed to be served at the time when the same is left at the address of the party to be served and if served by post on the fourth day (not being a Sunday or public holiday) next following the day of posting and if served by telefax on the day following the day on which the telefax is transmitted.

6.05         Time shall be of the essence of this Agreement.

606          Save as herein appears, each party will bear its own legal and professional fees, costs and expenses incurred in relation to the negotiation and preparation of this Agreement.

6.07          This Agreement sets forth the entire agreement and understanding between the Vendor and the Purchaser in connection with the Company and the sale and purchase of the Sale Shares and no party has relied on any representation of any other party save for any representation expressly set out or referred to in this Agreement.

6.08          This Agreement shall supersede all and any previous agreements or arrangements between the parties hereto or any of them relating to the Sale Shares or to other matter referred to in this Agreement and all or any such previous agreements shall cease and determine with effect from the date hereof.

6.09          No modification to this Agreement will be effective unless in writing and signed by the parties hereto.

6.10          This Agreement shall be governed by and interpreted in accordance with the laws of Hong Kong.

6.11          The parties hereby submit to the jurisdiction of the Courts of Hong Kong but this Agreement may be enforced in any other court of competent jurisdiction.

6.12          This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS whereof this Agreement has been duly executed by the parties on the date first above written.

SCHEDULE

Representations, Warranties and Undertakings

The Vendor hereby warrants and represents to and undertakes with the Purchaser that, to the best of its information, knowledge and belief having made all diligent and reasonable enquiries, all statements of fact in this Agreement are true and accurate in all respects and that:-

1.	Compliance with Legal Requirements

(A)
The Company and the Subsidiaries have duly and properly complied with any filing or registration requirements in respect of corporate or other documents imposed under all relevant laws of their respective places of incorporation;

(B)
The statutory books and registers of the Company and the Subsidiaries have been properly written up and neither the Company nor the Subsidiaries have received any application or request for rectification of its Register of Members and compliance has been made with all other legal requirements concerning the Company and the Subsidiaries and all issues of shares, debentures or other securities thereof;

(C)
The Company and the Subsidiaries and their officers (in their capacity as such) have complied with all relevant legislation whether in their respective places of incorporation or elsewhere, including (but without limitation) legislation relating to companies and securities, real property, taxation and prevention of corruption;

2.	Accounts and Financial Matters

(A)
The accounting and other books and records of the Company and the Subsidiaries have been properly written up and accurately present and reflect in accordance with generally accepted accounting principles and standards applied in their respective places of incorporation all the transactions entered into by the Company and the Subsidiaries or to which any of them has been a party and there are at the date hereof no material inaccuracies or discrepancies of any kind contained or reflected in any of the said books and records, and that as at the date hereof they give and reflect a true and fair view of the financial and contractual position of the Company and the Subsidiaries and of their fixed and current and contingent assets and liabilities and debtors and creditors;

(B)	The Company and the Subsidiaries do not have any outstanding commitments for capital expenditure save as heretofore notified to the Purchaser;

(C)	The Company and the Subsidiaries have not created any mortgage, charge or debenture whether secured or unsecured save as heretofore notified by the Purchaser;

(D)
All debts due to the Company and the Subsidiaries included in the Accounts have either prior to the date hereof realised or will within six months realise their full amount in cash and all debts now due to the Company and the Subsidiaries are expected within six months of their due date to realise their full amount in cash.

3.	Share Capital

(A)	No share or loan capital of the Company and the Subsidiaries is now under option or is agreed conditionally or unconditionally to be created or issued or put under option;

(B)	No person has any charge or other security or option over or in respect of any unissued share capital of the Company and the Subsidiaries;

(C)
Since incorporation of the Company and the Subsidiaries no dividend has been declared or paid on and no distribution of capital made in respect of any share capital of the Company and the Subsidiaries and no loans or loan capital has been repaid in whole or in part save as heretofore notified to the Purchaser;

4.	Ownership of Assets

(A)
The Company and the Subsidiaries respectively are the owner free from encumbrances of all their property, undertaking, assets and business and all such property, undertaking and assets are in their possession or under their control;

(B)
Pending Completion without the prior written consent of the Purchaser, the Company and the Subsidiaries will not acquire any assets or incur any liabilities of any kind other than to acquire or dispose of assets or release liabilities in the ordinary course of its day to day trading operations;

6.	Taxation

(A)	The Company and the Subsidiaries have complied with all relevant legal requirements relating to registration or notification for taxation purposes;

(B)	The Company and the Subsidiaries have:-

(1)	paid or accounted for all taxation (if any) due to be paid or accounted for by them before the date of this Agreement; and
(2)	taken all necessary steps to obtain any repayment of or relief from Taxation available to them;

(C)
The returns which ought to have been made by or in respect of the Company and the Subsidiaries for any taxation purposes have been made and all such returns are up-to-date correct and on a proper basis and are not the subject of any dispute with any taxation or other relevant authority and there are no present circumstances which are likely to give rise to any such dispute;

7.	Material Transactions

Save as disclosed to the Purchaser:-

(A)	The Company and the Subsidiaries have not:-

(1)	created any mortgage or charge on the whole or any part of their assets;
(2)
borrowed or lent any money which has not been repaid or increased any secured liability or incurred or entered into any other liability, transaction or contract (other than in the ordinary course of day to day business);

(3)	issued or repaid or agreed to issue or repay any share or loan capital;
(4)	declared, made or paid any dividends or made any other distributions; or
(5)	entered into any transaction or incurred any liabilities other than in the ordinary course of day-to-day business so as to maintain its business as a going concern;

(B)	The assets of the Company and the Subsidiaries have not been depleted by any unlawful act on the part of any person;

(C)	There has been no material adverse change in the financial or trading position or prospects of the Company and the Subsidiaries;

8.	Litigation

The Company is not engaged in any litigation, arbitration, prosecution or other legal proceedings or in any proceedings or hearings before any statutory or governmental body, department, board or agency and the Vendor having made all reasonable enquiries is not aware that any such litigation, arbitration, prosecution or other legal proceedings are pending or threatened;

9.	Miscellaneous

(A)	The Company and the Subsidiaries have not:-

(1)
committed any breach of any statutory provision, order, bye-law or regulation binding on them or of any provision of their Memorandum or Articles of Association or other statutes or of any trust deed, agreement or licence to which they are party or of any covenant, mortgage, charge or debenture respectively given by them; or

(2)
omitted to do anything required or permitted to be done by them necessary for the protection of their title to or for the enforcement or the preservation of any order of priority of any properties or rights respectively owned by them;

(B)
All information relating to the Company and the Subsidiaries which is known, or which would on reasonable enquiry be known to the Vendor and which would materially affect a purchaser or subscriber for value of shares in the Company has been disclosed to the Purchaser in writing;

(C)
All warranties, representations and undertakings contained in this Schedule shall be deemed to be repeated immediately before Completion and to relate to the facts then existing and shall be true and accurate as so repeated.

SIGNED	)
for and on behalf of	)
SEACOAST PROFITS LIMITED	)

SIGNED	)
for and on behalf of	)
J&R HOLDING LIMITED	)